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                                                                    Exhibit 23.1

                        Consent of Independent Auditors


We consent to the incorporation by reference in the Registration Statements (i) on Form S-8 (No. 333-68221) pertaining to registration of shares under the Smurfit-Stone Container Corporation Long Term Incentive Plan and shares under Stone Container Corporation option plans converted to Smurfit-Stone Container Corporation shares in the merger agreement; (ii) on Form S-8 (No. 33-57085) pertaining to registration of shares under the Smurfit-Stone Container Corporation 1992 Stock Option Plan; (iii) on Form S-8 (No. 333-31961) pertaining to registration of additional shares under the Smurfit-Stone Container Corporation 1992 Stock Option Plan; (iv) on Form S-8 (No. 333-47143) pertaining to the registration of shares under the Smurfit-Stone Container Corporation Management Incentive Plan; and, (v) on Form S-8 (No. 333-66421) pertaining to the registration of shares under the Smurfit-Stone Container Corporation Hourly Savings Plan, the Smurfit-Stone Container Corporation Savings Plan and the Smurfit Packaging Corporation Savings Plan, of our report dated January 24, 2000 except for Note 20, as to which the date is February 23, 2000 with respect to the consolidated financial statements and schedule of Smurfit-Stone Container Corporation included in the Annual Report (Form 10-K) for the year ended December 31, 1999.


/s/ Ernst & Young LLP
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Ernst & Young LLP
St. Louis, Missouri
March 9, 2000